Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of Jade Value Acquisition Corporation of our report dated June 8, 2021, except for Note 3 which is dated July 20, 2021, and Notes 1 and 7 which are dated September 7, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Jade Value Acquisition Corporation as of May 17, 2021 and for the period from April 9, 2021 (date of inception) through May 17, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

November 17, 2021